Exhibit 99.1
INOVIO Reports First Quarter 2025 Financial Results and Recent Business Highlights

•On track to begin rolling submission of Biologics License Application (BLA) for INO-3107 as a potential treatment for recurrent respiratory papillomatosis (RRP) in mid-2025
◦Device design verification (DV) testing of CELLECTRA device required for BLA submission is underway, anticipated completion in 1H25
•Clinical and immunological results from Phase 1/2 trial of INO-3107 published in Nature Communications in February 2025
◦INO-3107 induced new populations of T cells in the blood that traveled to airway tissue and were associated with significant clinical benefit as measured by reduced need for surgery
•Announced promising interim results from ongoing proof-of-concept Phase 1 trial showing DNA-encoded monoclonal antibodies (DMAbs) were well tolerated and exhibited long-lasting in vivo production
◦Preprint manuscript available on ResearchSquare.com

PLYMOUTH MEETING, PA – May 13, 2025 – INOVIO (NASDAQ: INO), a biotechnology company focused on developing and commercializing DNA medicines to help treat and protect people from HPV-related diseases, cancer, and infectious diseases, today announced its financial results for the first quarter of 2025 and provided an update on recent company developments.

"I’m pleased to confirm that we remain on track to submit our BLA for INO-3107 this year. As previously stated, our goal is to begin rolling submission in mid-2025, complete the submission in the second half of 2025 and receive file acceptance from the FDA by year end. If we receive priority review, it could allow for a PDUFA date in mid-2026,” said Dr. Jacqueline Shea, INOVIO’s President and Chief Executive Officer. “We continue to focus our efforts and resources toward bringing this important product candidate to patients eager for a non-surgical therapeutic option to treat this devastating disease. Based on market research, we believe INO-3107 could be the preferred product for patients and providers, if approved. Beyond INO-3107, we are excited about the recently announced promising data from a proof-of-concept Phase 1 clinical trial with our next-generation DMAb technology, as well as the potential of our entire DNA medicines pipeline.”

Operational Highlights

INO-3107 – Recurrent Respiratory Papillomatosis (RRP)
The DV testing for INO-3107 has been initiated and is anticipated to be completed in the first half of 2025. INOVIO plans to begin rolling submission of the BLA in mid-2025 under FDA’s accelerated approval program, subject to FDA concurrence, with the goal of completing the submission in the second half of 2025 and receiving FDA acceptance of the submission by the end of the year. FDA has previously awarded breakthrough therapy designation for INO-3107 and INOVIO plans to request priority review of its BLA, which if granted would allow for an FDA approval decision (PDUFA date) in mid-2026.

INOVIO is conducting ongoing market research with physicians, patients and payors to support its commercial readiness plans. Additionally, clinical and immunology data from a Phase 1/2 trial was published in the peer-reviewed scientific journal Nature Communications in February 2025 and longer-term follow up data was submitted to another peer-reviewed journal for publication. INOVIO has presented key efficacy, safety, immunological and durability data from the Phase 1/2 trial at a number of scientific conferences, including the following:

•National HPV Conference (April 15)
•World Vaccine Congress (April 21)
•Festival of Biologics (April 23)
•European Laryngological Society (ELS) Annual Congress (May 9)
•American Society of Gene and Cell Therapy (May 13)

On May 14th INOVIO will also be presenting at the American Broncho-Esophagological Association Combined Otolaryngology Spring Meeting (ABEA/COSM), the largest US national meeting for otolaryngologists, the specialist physicians who treat the majority of RRP patients.

Available abstracts are posted to INOVIO’s website following presentations.

DNA-Encoded Monoclonal Antibodies (DMAbs)
In the first quarter, INOVIO and its collaborators announced top-line interim results from an ongoing Phase 1 proof-of-concept trial evaluating its DMAb technology. Additional data from this trial will be presented at the annual meeting of the American Society of Gene and Cell Therapy in May. The data is also anticipated to be published in a peer-reviewed journal. As previously announced, the interim results are currently available in preprint form on Research Square. In the trial, which used monoclonal antibodies against COVID-19 as proof-of-concept targets, 100% (24/24) of participants who reached week 72 maintained biologically relevant levels of DMAbs, confirming the durability of in vivo antibody production. Notably, no participant developed anti-drug antibodies, a common challenge observed in other gene-based delivery platforms, such as adeno-associated virus-mediated antibody expression.

First Quarter 2025 Financial Results

•Research and Development (R&D) Expenses: R&D expenses for the three months ended March 31, 2025, decreased to $16.1 million from $20.9 million for the same period in 2024. The decrease was primarily the result of lower drug manufacturing and immunology expenses related to INO-3107, lower contract labor expenses and lower expensed inventory, partially offset by higher engineering professional and outside services related to our device development, among other variances.

•General and Administrative (G&A) Expenses: G&A expenses decreased to $9.0 million for the three months ended March 31, 2025 from $10.6 million for the same period in 2024. The decrease was primarily related to a decrease in legal expenses and employee and consultant stock-based compensation, among other variances.

•Total Operating Expenses: Total operating expenses decreased to $25.1 million for the three months ended March 31, 2025 from $31.5 million for the same period in 2024.

•Net Loss: Net loss for the three months ended March 31, 2025 decreased to $19.7 million, or $0.51 per basic and diluted share, from a net loss of $30.5 million, or $1.31 per basic and diluted share, for the three months ended March 31, 2024.

•Shares Outstanding: As of March 31, 2025, INOVIO had 36.7 million common shares outstanding and 51.3 million common shares outstanding on a fully diluted basis, after giving effect to the exercise, vesting, and conversion, as applicable, of its outstanding common stock warrants, including pre-funded warrants and stock options, restricted stock units and convertible preferred stock.

•Cash, Cash Equivalents and Short-term Investments: As of March 31, 2025, cash, cash equivalents and short-term investments were $68.4 million, compared to $94.1 million as of December 31, 2024.

INOVIO’s balance sheet and statement of operations are provided below. Additional information is included in INOVIO’s quarterly report on Form 10-Q for the quarter ended March 31, 2025, which can be accessed at: http://ir.inovio.com/financials/default.aspx.

Cash Guidance
INOVIO estimates its current cash, cash equivalents and short-term investments balances to support the company’s operations into the first quarter of 2026. This projection includes an operational net cash burn estimate of approximately $22 million for the second quarter of 2025. These projections do not include any further capital-raising activities that INOVIO may undertake.

Conference Call / Webcast Information
INOVIO's management will host a live conference call and webcast with slides at 4:30 p.m. ET today to discuss INOVIO's financial results and provide a general business update. The live webcast and replay may be accessed by visiting INOVIO's website at http://ir.inovio.com/events-and-presentations/default.aspx.

About INOVIO's DNA Medicines Platform
INOVIO’s DNA medicines platform has two innovative components: precisely designed DNA plasmids, delivered by INOVIO’s proprietary investigational medical device, CELLECTRA®. INOVIO uses proprietary technology to design its DNA plasmids, which are small circular DNA molecules that work like software the body’s cells can download to produce specific proteins to target and fight disease. INOVIO’s proprietary CELLECTRA® delivery devices are designed to optimally deliver its DNA medicines to the body’s cells without requiring chemical adjuvants or lipid nanoparticles and without the risk of the anti-vector response historically seen with viral vector platforms.

About INOVIO
INOVIO is a biotechnology company focused on developing and commercializing DNA medicines to help treat and protect people from HPV-related diseases, cancer, and infectious diseases. INOVIO’s technology optimizes the design and delivery of innovative DNA medicines that teach the body to manufacture its own disease-fighting tools. For more information, visit www.inovio.com.

Forward-Looking Statements
This press release contains certain forward-looking statements relating to our business, including the planned initiation and conduct of pre-clinical studies and clinical trials and the availability and timing of data from those studies and trials, the completion of the FDA-required device verification testing, the planned submission of a BLA in mid-2025 and request for priority review and goal of FDA’s acceptance of the submission by the end of 2025, the potential commercial launch of INO-3107 if regulatory approval is obtained, the potential benefits of our product candidates, expectations regarding sufficiency of our cash resources into the first quarter of 2026 and expected cash burn for the second quarter of 2025. Actual events or results may differ from the expectations set forth herein as a result of a number of factors, including uncertainties inherent in pre-clinical studies, clinical trials, product development programs and commercialization activities and outcomes, the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable DNA medicines, our ability to support our pipeline of DNA medicine products, the ability of our collaborators to attain development and commercial milestones for products we license and product sales that will enable us to receive future payments and royalties, the adequacy of our capital resources, the availability or potential availability of alternative therapies or treatments for the conditions targeted by us or collaborators, including alternatives that may be more efficacious or cost effective than any therapy or treatment that we and our collaborators hope to develop, issues involving product liability, issues involving patents and whether they or licenses to them will provide us with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether we can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of our technology by potential corporate or other partners or collaborators, capital market conditions, the impact of government healthcare proposals and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2024, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, and other filings we make from time to time with the Securities and Exchange Commission. There can be no assurance that any product candidate in our pipeline will be successfully developed, manufactured, or commercialized, that the results of clinical trials will be supportive of regulatory approvals required to market products, or that any of the forward-looking information provided herein will be proven accurate. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise these statements, except as may be required by law.

Contacts
Media: Jennie Willson, (267) 429-8567, communications@inovio.com
Investors: Peter Vozzo - ICR Healthcare, (443) 213-0505, investor.relations@inovio.com

Inovio Pharmaceuticals, Inc.
CONSOLIDATED BALANCE SHEETS

	March 31, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$39,915,447	$65,813,297
Short-term investments	28,447,097	28,300,232
Accounts receivable from affiliated entity	1,310,237	1,199,056
Prepaid expenses and other current assets	2,221,668	2,517,465
Total current assets	71,894,449	97,830,050
Fixed assets, net	3,347,824	3,659,818
Investments in affiliated entity	2,308,975	1,613,844
Operating lease right-of-use assets	7,741,757	8,113,840
Other assets	1,979,654	1,979,654
Total assets	$87,272,659	$113,197,206
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$12,919,788	$16,200,013
Accounts payable and accrued expenses due to affiliated entity	469,637	1,351,163
Accrued clinical trial expenses	1,819,237	2,021,860
Common stock warrant liability	9,542,316	13,255,188
Operating lease liability	2,575,902	2,497,360
Total current liabilities	27,326,880	35,325,584
Operating lease liability, net of current portion	8,695,055	9,367,827
Total liabilities	36,021,935	44,693,411
Stockholders’ equity:
Preferred stock	—	—
Common stock	36,674	36,099
Additional paid-in capital	1,801,789,329	1,799,362,625
Accumulated deficit	(1,749,913,959)	(1,730,219,262)
Accumulated other comprehensive loss	(661,320)	(675,667)
Total Inovio Pharmaceuticals, Inc. stockholders’ equity	51,250,724	68,503,795
Total liabilities and stockholders’ equity	$87,272,659	$113,197,206

Inovio Pharmaceuticals, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2025	2024
Revenues:
Revenue from collaborative arrangements	$65,343	$—
Operating expenses:
Research and development	16,090,902	20,913,790
General and administrative	9,024,970	10,571,179
Total operating expenses	25,115,872	31,484,969
Loss from operations	(25,050,529)	(31,484,969)
Other income (expense):
Interest income	808,077	1,500,290
Interest expense	—	(177,833)
Change in fair value of common stock warrant liability	3,712,872	—
Gain (loss) on investment in affiliated entity	695,131	(126,018)
Net unrealized gain on available-for-sale equity securities	140,234	500,877
Other expense, net	(482)	(682,218)
Net loss	$(19,694,697)	$(30,469,871)
Net loss per share
Basic and diluted	$(0.51)	$(1.31)
Weighted average number of common shares used to compute net loss per share
Basic and diluted	38,613,653	23,291,512